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[HARMONIC LOGO]

FOR IMMEDIATE RELEASE

CONTACTS:
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
Robin N. Dickson            Joyce Smaragdis             Michael Newman
Chief Financial Officer     Public Relations Manager    Investor Relations
Harmonic Inc.               Harmonic Inc.               StreetConnect
(408) 542-2500              (408) 542-2692              (408) 542-2760
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           HARMONIC COMPLETES ACQUISITION OF THE DIVICOM BUSINESS OF
                            C-CUBE MICROSYSTEMS INC.

SUNNYVALE, CA - May 3, 2000 - Harmonic Inc. (Nasdaq: HLIT) announced it has completed its acquisition of the DiviCom business of C-Cube Microsystems Inc. today. This acquisition was effected through the merger of Harmonic with C-Cube Microsystems after the spin off of C-Cube Microsystems' semiconductor business yesterday. Harmonic, including the DiviCom business, will provide open-systems solutions for delivering video, voice and data over cable, satellite, telco and wireless networks.

C-Cube Microsystems stockholders received 0.5427 shares of Harmonic common stock for each share of C-Cube Microsystems common stock they owned as of March 22, 2000. C-Cube Microsystems stockholders also received shares of the semiconductor business in the spin-off effected yesterday.

"Harmonic is strongly positioned to enable broadband communications over any network," said Anthony Ley, Harmonic's Chairman, President and Chief Executive Officer. "We are now offering the most advanced fiber optic, digital video, and IP data delivery solutions available in the market. With a strong commitment to innovation and open-standard system solutions, Harmonic will be a key force in bringing about a new era in interactive communications."

ABOUT HARMONIC INC.

Harmonic is a leading provider of innovative broadband solutions that deliver video, voice and data to communications providers around the world. Harmonic's technically advanced fiber optic, digital video and IP data delivery systems enable network operators to provide a range of interactive and advanced digital services that include high-speed Internet access, telephony, digital video, HDTV, video & audio


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streaming, and video-on-demand.

Headquartered in Sunnyvale, Calif., Harmonic employs approximately 950 people and operates more than 15 R&D and sales & system integration centers globally. Harmonic had revenues of approximately $370 million in 1999 (on a proforma basis) to a customer base that includes the world's largest communications providers. Harmonic's stock is traded on the Nasdaq stock market under the symbol "HLIT." For more information, check the company's website at www.harmonicinc.com.

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    This press release contains forward-looking statements within the meaning of
    Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth in the company's Forms 10-K and 10-Q reports and other filings of the company with the Securities and Exchange Commission. The reader is cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of future performance.

    Harmonic is a registered trademark of Harmonic Inc. All other trademarks or registered trademarks are property of their respective owners.

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